UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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TRICO MARINE SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

KISTEFOS AS CHRISTEN SVEAAS ÅGE KORSVOLD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KISTEFOS LETTER RECOMMENDS STOCKHOLDERS VOTE FOR KISTEFOS’ EXPERIENCED BOARD NOMINEES AND IMPROVED CORPORATE GOVERNANCE AT TRICO MARINE

- Letter Details Trico Management’s History of Underperformance and Questionable

Decisions That Have Destroyed Stockholder Value -

- Kistefos Proposals Will Add Important Stockholder Representation to Trico’s Board and

Improve Corporate Governance Policies -

Kistefos sent the following letter to Trico Marine stockholders today, urging them to support Kistefos’ Board nominees and other proposals at Trico’s upcoming annual meeting of stockholders.  The full text of the letter is below.

May 21, 2009

Dear Fellow Trico Marine Services Stockholder:

In a few weeks, Trico stockholders will be asked to make several very important decisions that will help determine the future course of our company.

As Trico’s largest stockholder for more than four years, we have been extremely concerned about the company’s performance and the resulting substantial destruction of stockholder value. That is why, after months of unsuccessful discussions with Trico’s existing Board, we are asking for your support for several proposals we have offered for consideration at the company’s 2009 Annual Meeting of Stockholders to be held on Wednesday, June 10, 2009. Taken together, these proposals are intended to make Trico more accountable and help restore value for all stockholders.

TO EFFECT CHANGE, OUR PROPOSALS MUST BE APPROVED BY AT LEAST TWO-THIRDS OF THE OUTSTANDING STOCK AND STOCKHOLDERS MUST APPROVE ALL OF KISTEFOS’ PROPOSALS.

SHARES NOT VOTED ARE LIKE A VOTE FOR MANAGEMENT. EVERY VOTE COUNTS.

PLEASE READ THE ENCLOSED MATERIAL CAREFULLY, SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT TODAY.

Our Proposals

Our proposals, found on the enclosed BLUE proxy card, seek to add meaningful stockholder representation to the Board and revise the bylaws to ensure management accountability by:

•                  Adding two highly experienced nominees to Trico’s Board in Christen Sveaas and Ǻge Korsvold; and

•                  Enacting a series of changes to the company’s bylaws to bring Trico’s corporate governance in line with current corporate standards.

Each of our nominees possesses a strong track record of generating value for investors and extensive relevant experience, including substantial knowledge of the global offshore and shipping industries, as well as insights and competence in Norwegian business, where most of Trico’s operations are headquartered. We believe very strongly that Trico needs new Board members who are experienced executives, have significant stock ownership and will pursue action in the best interests of all stockholders.

Trico’s Poor Track Record

Our reasons for pursuing these changes are really quite simple: We are alarmed at the company’s continuing poor operating performance, extraordinary loss of stockholder value and continued unresponsiveness to stockholder concerns. For example, earlier this month, Trico completed a debt exchange that appears to benefit a small group of bondholders at the direct expense of the company’s stockholders, who suffered significant dilution.  Not surprisingly, Trico’s already depressed stock fell about 35% in just one week after this announcement. We believe it is time for the Board to be held accountable for decisions like these.

The company’s operating results and market performance speak for themselves:

•                  Since the beginning of April 2008, Trico’s shares have fallen more than 90%, a stunning decline that stripped more than $560 million from the company’s market value.

•                  Trico has fared far worse than its peer group. Trico ranks in the bottom quartile of the GICS Energy Industry Group in terms of total shareholder return over both the last 12 months and the last three years.

•                  Acquisitions made in 2007 and 2008 quadrupled the company’s debt to more than $800 million, severely over-leveraged the business and put the company’s survival at risk.

•                  The company reported operating losses of $127.5 million in 2008 and $16.2 million for the 2009 first quarter. If a $10.8 million gain from the conversion of debt during the first quarter is excluded, the first quarter loss totals about $27 million, or about half of Trico’s current market capitalization.

We believe the current share price reflects management’s poor operating performance, the mismanagement of risk incurred in the acquisitions, and a serious lack of confidence in the company and its prospects. Stockholders deserve a renewed Board with the experience and expertise to bring new ideas.

Lack of Board Response to Stockholder Concerns

We have been very concerned about Trico’s performance and the enormous loss of stockholder value for some time. On December 23, 2008, we wrote to the Board, urging it to take concrete steps to improve Trico’s management, corporate governance and overall business performance, and requesting that our nominees be named to the Board.  Since then we have attempted to engage in constructive dialogue with the company, but Trico has instead reacted by spinning a complicated web of unfounded legalistic objections designed to prevent our election.

We want to be very clear: Kistefos’ proposals do not in any way violate competition or maritime laws. Our request to place our two nominees on the Trico Board and expand it to nine members will bring a fresh perspective to the boardroom while leaving the company in full compliance with the Jones Act, a federal statute that regulates maritime commerce in U.S. waters and ports. This conclusion has been independently confirmed by the Maritime Administration of the U.S. Department of Transportation. In addition, while Trico raises Jones Act arguments to justify its opposition to our proposals, in reality, it has shrunk its U.S. business to less than 10% of total revenues.  The overwhelming majority of Trico’s revenues now come from business headquartered in Norway and conducted outside the U.S.  Indeed, our biggest obstacle to date has been the company’s unwillingness to accept our offer to help. That is why we are asking for your support today.

Our Nominees Will Bring a Wealth of Experience to the Board

Messrs. Sveaas and Korsvold each have extensive financial and operational expertise that we believe will allow them to play a valuable role in bringing new and informed perspectives to the boardroom and assisting with an analysis of the company’s operating alternatives and strategic direction.

•                  Mr. Sveaas, Kistefos’ chairman, brings entrepreneurial, management and investment experience to the Trico Board. He founded Kistefos in 1979 with an initial investment of approximately $20,000 and is its sole owner.  Today, Kistefos manages a portfolio of investments with book equity value of approximately $225 million. Kistefos has investments in the offshore services, dry-bulk shipping, commercial and residential real estate, advanced technology, telecommunications, and financial services industries.

•                  Mr. Korsvold, Kistefos’ CEO, is an experienced senior executive and investment professional with global experience. Since joining Kistefos in 2002, Mr. Korsvold has focused most directly on turnaround investments in the dry-bulk shipping, offshore services and technology industries. Prior to joining Kistefos, Mr. Korsvold was the CEO of Storebrand ASA, the largest insurance company in Norway.  Under his leadership, Storebrand’s stock price rose from about NOK 12 in 1994 to over NOK 60 in 2000.

Our Goal is to Restore Value for ALL Stockholders

We, like you, have a vested interest only in Trico’s success, and we believe certain changes must be made to help the company realize its full potential. We have no interest in asserting control over Trico. We are seeking only minority representation on the Board proportionate to our stock ownership of approximately 21%.

Consider this: The current directors, in aggregate, have actually purchased less than 20,000 shares of stock, or about one-tenth of one percent of the company’s outstanding shares. The members of the Board granted themselves the remaining shares which they report owning in the form of stock options and grants. Furthermore, by exercising options, Trico Chairman and CEO Joseph Compofelice has actually sold more shares of Trico than he has bought and paid for, and four directors have never bought and paid for even a single share. How can we as stockholders place our faith in the current directors to manage our investments when clearly they do not believe enough in the company to put their own money at risk as well?

We have a far more meaningful ownership position in the company than the existing directors.  We are and intend to be long-term stockholders of the company.  We believe the Board will be enhanced by significant stockholder representation and, through our membership on the Board, we will explore all avenues to maximize value for ALL stockholders.

Our Proposals Bring Trico in Line With Current Corporate Governance Standards

As investors and managers with long and successful track records in public and private companies, we believe the best-run companies have corporate governance policies that respect stockholder interests and ensure management accountability. We believe Trico falls far short of that goal. The company has unjustifiably defended three policies we believe directly conflict with stockholders’ best interests and good corporate governance:

•                  Severe and unreasonable restrictions placed on stockholders’ ability to request special meetings of the stockholders;

•                  A classified Board, which permits ineffective directors to remain in office without being accountable, on a timely and regular basis, to the stockholders; and

•                  An inadequate and disenfranchising version of a majority vote standard for director elections, which permits a director to “holdover” and remain in office even if he or she has not received the number of votes required for their election.

We are dismayed that, despite our suggestions and the precedents established by responsible companies around the world, Trico has been unwilling to change these policies, particularly when several recent studies have found a significant positive relationship between governance practices that empower stockholders (such as declassifying the Board) and stockholder value. For these reasons, we have proposed to:

•                  Give stockholders reasonable rights to request special meetings:  We believe that voting FOR our Proposal 6 will allow stockholders to exercise their rights without putting the company’s at risk, while striking a reasonable balance between protecting stockholder rights and limiting frivolous access to special meetings.

•                  Declassify the company’s Board:  By voting FOR Proposal 8, stockholders can promote responsiveness and accountability in the boardroom, and bring the company in line with what many corporate governance experts believe to be best practices.

•                  Require directors to respect stockholder votes for Board elections: Through Proposal 12, we are proposing that directors who fail to receive the required majority vote to be elected to the Board (as the company’s bylaws require) not be permitted to continue to serve as directors as holdovers.  This is a straightforward proposition that would make casting a vote for or against a director nominee a meaningful event, unlike the policy in place today.

IT IS VERY IMPORTANT THAT STOCKHOLDERS VOTE FOR ALL OF KISTEFOS’ PROPOSALS ON THE BLUE CARD

There is simply no valid basis for Trico’s objection to our nominees or the sound governance policies that we are proposing.

For too long, Trico has operated without bona fide stockholder representation on the Board and has hidden behind poor corporate governance policies that neither respect the interests of the company’s stockholders nor provide meaningful Board accountability. All the while, the value of Trico’s stock, and of your investment, has plummeted. If elected, our nominees will seek to improve the operations and financial results of the company and restore the stockholder value we believe is inherent in Trico. We believe that the Board needs new voices providing fresh perspectives in order to accomplish these goals, and that the best way to restore confidence in the company is to elect directors who are willing to stand up for the interests of all stockholders. We believe that our nominees will bring the necessary skills, perspectives and experience to the Board and, if elected, our nominees will work to be catalysts for needed change.

Our ability to undertake needed change is dependent on the willingness of other stockholders to allow us to represent their interests. This is a responsibility that we take very seriously.

Yours sincerely,

Ǻge Korsvold

REMEMBER:

TO EFFECT CHANGE, OUR PROPOSALS MUST BE APPROVED BY AT LEAST TWO-THIRDS OF THE OUTSTANDING STOCK AND STOCKHOLDERS MUST APPROVE ALL OF KISTEFOS’ PROPOSALS.

SHARES NOT VOTED ARE LIKE A VOTE FOR MANAGEMENT. EVERY VOTE COUNTS.

PLEASE READ THE ENCLOSED MATERIAL CAREFULLY, SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT TODAY.

To elect the Kistefos nominees, we urge all stockholders to sign and return the BLUE Proxy whether or not you have already returned a white proxy sent to you by the company.

We urge all stockholders not to sign or return any white proxy sent to you by the company.

Instead, we recommend that you use the BLUE Proxy today.

If you have already returned the white proxy, you can effectively revoke it by voting the BLUE Proxy.

Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the BLUE Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-869-0171

Or

Email:   info@okapipartners.com

About Kistefos AS

Kistefos AS is a private investment firm focused on making investments in medium-sized companies. Kistefos typically invests in turnaround opportunities and businesses that experience industry consolidation. Kistefos has holdings in dry cargo-shipping, offshore services and financial services, as well as technology-founded investments and real estate development. Kistefos AS was founded in 1979 and is based in Oslo, Norway.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

KISTEFOS AS, CHRISTEN SVEAAS AND ÅGE KORSVOLD (COLLECTIVELY, THE “PARTICIPANTS”) HAVE MADE A FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE 2009 ANNUAL MEETING OF THE STOCKHOLDERS OF TRICO MARINE SERVICES, INC. (THE “COMPANY”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY MATERIAL FILED BY THE PARTICIPANTS IN CONNECTION WITH THE 2009 ANNUAL MEETING, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2009 ANNUAL MEETING BECAUSE THEY

CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO THE COMPANY’S STOCKHOLDERS AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT http://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS AND WILL BE CONTAINED IN SCHEDULES 13D AND 14A FILED BY THE PARTICIPANTS AND IN AMENDMENTS THERETO.

Contacts

Investors

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Steve Balet, 212-297-0720

or

Media

The Abernathy MacGregor Group

Tom Johnson/Chuck Burgess/Mike Pascale, 212-371-5999